Exhibit 10.34

APOLLO MANAGEMENT COMPANIES

AAA UNIT PLAN

1. Purpose.

This plan shall be known as the Apollo Management Companies AAA Unit Plan (the “Plan”). The purpose of the Plan shall be to provide certain employees of the Management Companies (as defined below) with incentives. Grants of AAA Incentive Units (as defined below) may be made only under the Plan.

2. Definitions.

(a) “AAA Incentive Unit” means a unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding RDU (subject to adjustment as provided in Section 11) solely for purposes of the Plan and the applicable Agreement. AAA Incentive Units shall be used solely as a device for the determination of the payment to be made to a Participant if such Participant’s AAA Incentive Units vest pursuant to an Agreement. AAA Incentive Units shall not be treated as property or as a trust fund of any kind.

(b) “AAA LP Agreement” means the Limited Partnership Agreement of the Partnership, dated June 8, 2006, as it may be amended or restated from time to time.

(c) “Accredited Investor” means (i) a natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase; or (ii) a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

(d) “Affiliated Management Person” means an Affiliated Person that manages the investment activities of a Covered Company.

(e) “Affiliated Person” of another person means (i) any person directly or indirectly owning, controlling, or holding with power to vote, five per centum or more of the outstanding voting securities of such other person; (ii) any person five per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (iv) any officer, director, partner, copartner, or employee of such other person; (v) if such other person is an investment company for purposes of the Investment Company Act, any investment advisor thereof or any member of an advisory board thereof; and (vi) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

(f) “Agreement” means a written agreement issued pursuant to Section 8.

(g) “Applicable Management Company” means, as to rights, obligations and determinations to be made under the Plan with respect to AAA Incentive Units subject to an Award, the Management Company or Management Companies that have granted such AAA Incentive Units under such Award.

(h) “Award” means an award of AAA Incentive Units.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Common Unit” has the meaning set forth in the AAA LP Agreement.

(k) “Covered Company” means a company that would be an investment company for purposes of the Investment Company Act but for the exclusion provided by section 3(c)(1) or section 3(c)(7) of the Investment Company Act.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Executive Officer” means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions, for a Covered Company or for an Affiliated Management Person.

(n) “Holdings” means AAA Holdings, L.P.

(o) “Holdings LP Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, amended and restated as of February 26, 2007, as the same may be amended or restated from time to time.

(p) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(q) “Knowledgeable Employee” means, with respect to any Covered Company, any natural person who is:

(i) an Executive Officer, director, trustee, general partner, advisor board member, or person serving in a similar capacity of the Covered Company or an Affiliated Management Person of the Covered Company; or

(ii) an employee of the Covered Company or an Affiliated Management Person of the Covered Company (other than an employee performing solely clerical, secretarial or administrative functions with respect to such company or its investments) who, in connection with his or her regular functions or duties, participates in the investment activities of such Covered Company, other Covered Companies, or investment companies the investment activities of which are managed by such Affiliated Management Person of the Covered Company, provided that such employee has been performing such function and duties for or on behalf of the Covered Company or the Affiliated Management Person of the Covered Company, or substantially similar functions or duties for or on behalf of another company for at least 12 months.

(r) “Management Company” means a management company affiliated with Apollo Management, L.P. (including a company a subsidiary of which is such a management company). The initial Management Companies are set forth on Schedule 1 attached hereto, which shall be updated from time to time.

(s) “Non-Tax Distribution” means a distribution made in respect of RDUs to holders of RDUs that the Applicable Management Company determines to be a distribution other than a tax distribution.

(t) “Participant” means an employee of a Management Company who has been granted and holds an Award under the Plan.

(u) “Partnership” means AP Alternative Assets, L.P.

(v) “Person” shall be construed broadly and shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

(w) “Plan” means this Apollo Management Companies AAA Unit Plan, as may be amended from time to time.

(x) “Qualified Purchaser” means (i) any natural person (including any person who holds a joint, community property, or other similar shared ownership interest in an issuer that is excepted under section 3(c)(7) of the Investment Company Act with that person’s qualified purchaser spouse) who owns not less than $5,000,000 in investments, as defined by the Securities and Exchange Commission; or (ii) any person, acting for its own account or the account of other qualified purchasers, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments.

(y) “RDU” means a restricted depositary unit of the Partnership, representing one Common Unit.

(z) “Section 409A” has the meaning set forth in Section 17.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Separation Date” has the meaning set forth in Section 6(e).

(cc) “U.S. Person” has the meaning assigned to it in Rule 902(k) of Regulation S promulgated under the Securities Act.

3. Administration.

With respect to each Award, the Plan shall be administered by the Applicable Management Company. Awards will not be final until approved by the Applicable Management Company. Decisions of a Management Company on matters relating to the Plan shall be in the Management Company’s sole discretion and shall be conclusive and binding on all parties, except that no decision by a Management Company shall be binding on another Management Company.

Subject to the limits of the Plan, a Management Company shall be authorized to (i) select persons to whom the Management Company will grant an Award under the Plan, (ii) determine the form and substance of grants made by such Management Company under the Plan to Participants, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant made by such Management Company have been met, (iv) modify the terms of grants made by such Management Company under the Plan, (v) interpret grants (and the Plan as to such grants) made by such Management Company thereunder, and (vi) make any adjustments necessary or desirable in connection with grants made by such Management Company under the Plan to eligible Participants located outside the United States. The Management Companies that have granted Awards may collectively adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as they may collectively deem appropriate. When one Management Company is a subsidiary of another Management Company, the parent Management Company may act on behalf of such subsidiary or cause its obligations hereunder to be discharged by a subsidiary.

By making a grant under the Plan, a Management Company agrees to be bound by the terms of the Plan. If a Management Company ceases to be a Management Company, the employment of each Participant employed by such Management Company shall be deemed to have terminated for purposes of the Plan, except to the extent such Participant continues to be an employee of another Management Company and such other Management Company (or another Management Company) succeeds to the obligations under the Participant’s Agreement(s) with the first Management Company.

No officer, employee, member or manager of any Management Company, Holdings or the Partnership shall be liable for any action taken or omitted to be taken by such Person in connection with the performance of duties under the Plan, except for such Person’s own willful misconduct or as expressly provided by statute.

4. Expenses; No Separate Assets.

The expenses of the Plan shall be borne by the Management Companies that have granted Awards. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Applicable Management Company’s general creditors.

5. Participation.

Participation in the Plan shall be limited to those employees of a Management Company selected by such Management Company (including Participants located outside the United States). For purposes of the Plan, a Participant is considered employed by a Management Company if employed by its subsidiary. Notwithstanding anything to the contrary in the Plan, to the extent required by the AAA LP Agreement, RDUs may not be delivered under the Plan in the

United States or to, or for the account or benefit of, a U.S. Person at any time without the prior consent of the general partner of the Partnership (and such general partner may request certain representations be made by the applicable employee as a prerequisite to such consent), which consent may be granted or withheld in the sole discretion of the general partner of the Partnership, but which will not in any case be granted if, as a result thereof, the Partnership is required to register pursuant to the Investment Company Act or the transfer would be in breach of applicable U.S. federal or state securities laws. Nothing in the Plan or in any Award hereunder shall confer any right on a Participant to continue in the employ or services of any Management Company as a director, officer, or employee or shall interfere in any way with the right of a Management Company to terminate the employment or services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by Holdings, the Partnership, or a Management Company.

Subject to the limits of the Plan, Awards may be granted to such persons and for such number of AAA Incentive Units as the Applicable Management Company shall determine. Determinations made by the Applicable Management Company under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

6. Awards of AAA Incentive Units.

(a) Awards of AAA Incentive Units in General. Each Award of AAA Incentive Units shall be evidenced by an Agreement in the form approved by the Applicable Management Company. The Agreement evidencing an Award shall contain the terms established by the Applicable Management Company for that Award, as well as any other terms, provisions, or restrictions that the Applicable Management Company may impose on the Award; in each case subject to the applicable provisions and limitations of this Section 6 and the other applicable provisions and limitations of the Plan. The Applicable Management Company may require that the recipient of an Award promptly execute and return to the Applicable Management Company his or her Agreement evidencing the Award. An Award shall be void ab initio if the recipient is unable to make the representations required under the applicable Agreement.

(b) Distributions and Voting Rights.

(i) Limitations on Rights Associated with AAA Incentive Units. A Participant shall have no rights as a security holder of the Partnership, no distribution rights (except as expressly provided in Section 6(b)(ii) with respect to Non-Tax Distributions) and no voting rights with respect to AAA Incentive Units and any RDUs underlying or issuable in respect of such AAA Incentive Units until such RDUs are actually issued to and held of record by the Participant. For avoidance of doubt, the RDUs are non-voting.

(ii) Non-Tax Distributions. In the event that any Non-Tax Distribution is made in respect of RDUs, the Applicable Management Company shall credit a Participant’s bookkeeping account under the Plan with an amount equal to the per-RDU Non-Tax Distribution paid on the RDUs, multiplied by the total number of outstanding and unpaid AAA Incentive Units held by such Participant as of the date of the distribution. Any such Non-Tax Distribution credited to a Participant pursuant to the foregoing provisions of this Section 6(b)(ii) shall be subject to the same vesting, payment and other applicable terms, conditions, restrictions as the AAA Incentive Units to which such Non-Tax Distribution relates. No Non-Tax Distributions shall be credited to a Participant pursuant to this Section 6(b)(ii) with respect to any of the Participant’s AAA Incentive Units which, as of the date of the Non-Tax Distribution, have either been paid pursuant to Section 6(c) or terminated pursuant to Section 6(e).

(c) Vesting and Payment.

(i) Vesting in General. Any vesting schedule imposed on the AAA Incentive Units subject to an Award (which may be based on performance criteria, passage of time or other factors or any combination thereof) will be set forth in the applicable Agreement or, if more favorable to a Participant, as provided in another agreement between the Participant and a Management Company.

(ii) Payment. Subject to Section 6(c)(iii), promptly after the vesting of any AAA Incentive Units pursuant to the Agreement evidencing an Award and the satisfaction of any and all related tax withholding obligations pursuant to Section 7, the Applicable Management Company shall deliver (or cause to be delivered) to the Participant (i) a number of RDUs, in certificate form, equal to the number of AAA Incentive Units subject to the Award that vest on the applicable vesting date; and (ii) a cash payment equal to the amount of any Non-Tax Distributions credited to the Participant pursuant to Section 6(b)(ii) with respect to such vested AAA Incentive Units. Notwithstanding the foregoing, for any AAA Incentive Units that vest during the period beginning January 1, 2008 and ending June 7, 2009 pursuant to an Agreement evidencing an Award granted in 2007, the Applicable Management Company shall deliver (or cause to be delivered) the items set forth in clauses (i) and (ii) of the immediately preceding sentence on June 7, 2009 (or promptly thereafter in 2009), rather than promptly after the vesting date, provided that all related tax withholding obligations are satisfied pursuant to Section 7. No fractional RDUs shall be delivered under the Plan. The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to Holdings, the Partnership, the Applicable Management Company, or any other Person as the Applicable Management Company may require, any representations or other documents or assurances as the Applicable Management Company or its counsel may determine to be necessary or advisable (including, without limitation, in order to ensure compliance with all applicable laws, rules, and regulations) with respect to the grant of the Award and the delivery of RDUs in respect thereof. A Participant shall have no further rights with respect to any AAA Incentive Units that are paid pursuant to this Section 6(c)(ii) or that terminate pursuant to Section 6(e). In the case of an Agreement evidencing an Award that provides for payment of RDUs on more than one date, the payments of RDUs thereunder shall be treated as a series of separate payments within the meaning of Treasury Regulation § 1.409A-2(b)(2)(iii).

(iii) Lock-up. Notwithstanding anything to the contrary in the Plan, if, at the time AAA Incentive Units vest under the Plan, the Applicable Management Company is prohibited from delivering (or causing to be delivered) the corresponding RDUs to the Participant (including, without limitation, by reason of the lock-up applicable to Holdings through June 7, 2009), such RDUs shall, in the sole discretion of the Applicable Management Company, be delivered to the Participant (i) as soon as the applicable restrictions expire or terminate or (ii) subject to such restrictions as the Applicable Management Company deems necessary or advisable in light of such lock-up or other applicable considerations.

(iv) Legending. RDUs are subject to substantial restrictions on transfer pursuant to the AAA LP Agreement and applicable law. The Applicable Management Company reserves the right to apply an appropriate and customary legend to any certificates representing RDUs covered by an Award indicating such RDUs are subject to restrictions on transfer as provided by the Plan, the Agreement evidencing the Award or applicable law or listing requirements.

(d) Term. An Award shall either vest or be forfeited not more than 10 years after the date of grant. Each Award will be subject to earlier termination as provided in or pursuant to Sections 6(f) and 11.

(e) Effect of Termination of Employment or Services. Unless otherwise provided in a separate agreement with a Management Company to which a Participant is a party, a Participant’s AAA Incentive Units shall terminate on the Participant’s Separation Date (as defined below) to the extent such AAA Incentive Units have not become vested as of the Separation Date. For purposes of the Plan, “Separation Date” means the last day the Participant is employed by any Management Company; provided, however, that if immediately following such termination of employment, the Participant continues to provide services to a Management Company as a consultant, the Applicable Management Company, in its sole discretion, may (but is not obligated to) provide that the Participant’s Separation Date shall not be the date of such termination of employment but rather shall be the last day the Participant provides services to a Management Company as a consultant. If any unvested AAA Incentive Units are terminated hereunder, such AAA Incentive Units shall automatically terminate and be cancelled as of the Separation Date without payment to the Participant of any consideration and without any other action by the Participant or the Participant’s beneficiary or personal representative, as the case may be. If any unvested AAA Incentive Units are terminated hereunder, the amount of any Non-Tax Distributions credited to the Participant pursuant to Section 6(b)(ii) with respect to such unvested AAA Incentive Units will be forfeited to the Applicable Management Company.

(f) Waiver of Restrictions. Subject to Sections 3 and 11 and the specific limitations on Awards contained in the Plan, the Applicable Management Company from time to time may authorize, generally or in specific cases only, for the benefit of any Participant, any adjustment in the vesting schedule (including without limitation the acceleration of vesting), or the restrictions upon or the term of, an Award granted under the Plan by amendment, by substitution of an outstanding Award, by waiver or by other legally valid means.

7. Withholding Taxes.

Upon the delivery of any RDUs in respect of AAA Incentive Units, the Applicable Management Company may withhold and retain (or cause to be withheld and retained) the appropriate number of whole RDUs, valued at their then fair market value (as determined by the Applicable Management Company), to satisfy any withholding obligations of the Applicable Management Company with respect to such delivery at the minimum required withholding rates. Alternatively, the Applicable Management Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by law to be withheld with respect to such delivery of any AAA Incentive Units.

8. Written Agreement.

Each Participant to whom an Award is granted under the Plan shall, as a condition to the effectiveness of such Award, enter into an Agreement with the Applicable Management Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Applicable Management Company.

9. Transferability.

Prior to the time that they have become vested pursuant to the Agreement evidencing the Award, neither the AAA Incentive Units nor any interest therein or amount payable thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. In no instances may any AAA Incentive Units be used by or on behalf of a Participant as collateral for securing a loan. The transfer restrictions described in the preceding sentences shall not apply to transfers to the Applicable Management Company. By executing an Agreement each Participant shall agree to execute any such further documentation as may be reasonably required by the Applicable Management Company to evidence any applicable transfer restrictions, including any lock-up described in Section 6(c)(iii). All transfers of RDUs received pursuant to an Award are subject to Section 16 of the Plan.

10. Transfer of Employee.

The transfer of an employee from one Management Company to another Management Company shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Applicable Management Company as continuing intact an employment relationship with such Applicable Management Company.

11. Adjustments Upon Specified Events.

Upon or in contemplation of any reclassification or recapitalization; any merger, combination, consolidation or other reorganization; any similar extraordinary distribution in respect of RDUs (whether in the form of securities or property); any exchange of RDUs or other securities of the Partnership, or any similar, unusual or extraordinary transaction in respect of RDUs; or a sale of substantially all the assets of the Partnership as an entirety; then the Applicable Management Company shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances make adjustments if appropriate in the number of AAA Incentive Units then outstanding and the number and kind of securities that may be issued in respect of an Award. No such adjustment shall be made with respect to any Non-Tax Distribution credited to Participants pursuant to
Section 6(b)(ii).

12. Amendment and Termination of the Plan.

The Management Companies may, by action of a majority (based on the number of AAA Incentive Units outstanding under Agreements) of the Management Companies, amend, terminate, suspend or discontinue the Plan. Subject to Section 17, no termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Award theretofore granted under the Plan.

13. Amendment of Awards Under the Plan.

The terms of any outstanding Award under the Plan may be amended from time to time by the Applicable Management Company in its discretion in any manner (consistent with the terms of the Plan) that it deems appropriate (including, but not limited to, acceleration of the date of vesting of any Award and/or payments thereunder); provided that, except as otherwise provided in Section 12 or 17, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent.

14. Commencement Date.

The date of commencement of the Plan shall be February 26, 2007.

15. Severability.

Whenever possible, each provision of the Plan and each Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or an Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan or Agreement.

16. Governing Law; Compliance with Laws.

The Plan and the Agreements shall be governed by and construed and enforced in accordance with the laws of Guernsey without regard to conflict of law principles thereunder that would give effect to the laws of another jurisdiction. The Plan and the grant of Awards hereunder is subject to compliance with all applicable laws, rules and regulations (including but not limited to securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of the Applicable Management Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan or an Agreement will be subject to such restrictions and to any restrictions the Applicable Management Company or the Partnership may require to preserve favorable accounting treatment under generally accepted accounting principles, and a Participant shall, if requested by the Applicable Management Company, provide such assurances and representations to the Applicable Management Company or Holdings as the Applicable Management Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

17. Construction.

The Plan and the Agreements shall be construed and interpreted to comply with Section 409A of the Code (“Section 409A”) and applicable securities laws. The Management Companies reserve the right collectively to amend or terminate the Plan, and the Applicable Management Company reserves the right to amend or terminate outstanding Awards, in each case to the extent they or it determine(s) to be reasonably necessary to comply with (or avoid penalties under) applicable laws, regulations or accounting rules, including Section 409A.

18. Notices.

Any notice to be given under the terms of the Plan or an Agreement shall be in writing and addressed to the Applicable Management Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s principal office or last address reflected on the payroll records of the Applicable Management Company. Any notice shall be delivered by hand or shall be enclosed in a properly sealed envelope, addressed as aforesaid, and sent with a reputable express courier service. Any such notice shall be given only when received, but if the Participant is no longer employed by or providing services to a Management Company shall be deemed to have been duly given five business days after the date sent by express courier in accordance with the foregoing provisions of this Section 18.

19. Counterparts.

An Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. An Agreement shall become binding when one or more counterparts thereof, individually or taken together, shall bear the signatures of all of the parties reflected thereto as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. Section Headings.

The section headings of the Plan are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

SCHEDULE 1

MANAGEMENT COMPANIES

Apollo Management, L.P.

Apollo Management III, L.P.

Apollo Management IV, L.P.

Apollo Management V, L.P.

Apollo Management VI, L.P.

Apollo Alternative Assets, L.P.

Apollo Europe Management, L.P.

Apollo SVF Management, L.P.

Apollo Investment Management, L.P.

Apollo Value Management, L.P.

Apollo International Management, L.P.

Apollo Management International LLP

Apollo Capital Management, L.P.